EXHIBIT 99.1

Daniel Nova Named to Eversource Board of Trustees

HARTFORD, Conn. and BOSTON, Mass. (May 26, 2023) – Eversource Energy (NYSE: ES) today announced the election of Daniel J. Nova to its Board of Trustees effective June 1, 2023. Nova was also appointed as a member of the Compensation and Finance Committees effective June 1, 2023. Nova is currently general partner at Highland Capital Partners, a global venture capital firm with offices in Boston, Silicon Valley and San Francisco.

“Dan brings exceptional history and experience in finance, IT and investment management,” said Eversource Chairman, President and CEO Joe Nolan. “Among other various strengths, his focus on evolving technology solutions will be a valuable asset in the boardroom as we continue to enhance how we serve our customers in an increasingly technological world.”

Nova’s career spans nearly 40 years in the internet investment practice, including the last 27 years serving as a General Partner at Highland Capital Partners. He first began his career as a Partner at CMG@Ventures, where he co-led the partnership’s investment activities in early-stage internet companies.

“I am very honored to join the board of Eversource Energy and to be part of an organization that takes so much pride in being a recognized leader in clean energy and corporate citizenship with a deeply rooted commitment to the New England region and its customers,” said Nova. “I look forward to working with the board and management as the company invests in innovative solutions for the region, from further enabling distribution energy resources to bringing advanced metering infrastructure and better energy management capabilities to its customers.”

Nova earned his Bachelor of Science in Computer Science and Marketing from Boston College and his Master Business Administration from Harvard Business School. He currently serves on the Board of Directors of the American Repertory Theater, on the Board of Advisors of Global Newborn Solutions and on the President’s Council at Whittier Street Health Center.

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2023 and recognized as one of America’s Most JUST Companies. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,500 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on Twitter, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

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